Exhibit (d)(xv)

Amendment to Sub-Advisory Agreement

This Amendment dated as of April 30, 2017 (this “Amendment”) is to the Sub-Advisory Agreement dated as of April 30, 2014, as amended March 11, 2015 (the “Agreement”), by and among ALPS Advisors, Inc. (the “Investment Adviser”), a Colorado corporation, ALPS Variable Investment Trust (the “Trust”), a Delaware statutory trust, on behalf of each series thereof and Stadion Money Management, LLC (the “Sub-Adviser”), a Delaware limited liability company. Any items not herein defined shall have the meaning ascribed to them in the Agreement

WHEREAS, the Investment Adviser, the Trust and the Sub-Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

l.	Effective as of the date of this Amendment, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by referenced herein.

2.	Effective as of the date of this Amendment, Appendix B of the Agreement is replaced in its entirety with the new Appendix B attached hereto and incorporated by referenced herein.

3.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS VARIABLE INVESTMENT TRUST		ALPS ADVISORS, INC.

By:	/s/ Patrick D. Buchanan	By:	/s/ Thomas A. Carter
Name:	Patrick D. Buchanan	Name:	Thomas A. Carter
Title:	Treasurer	Title:	President

STADION MONEY MANAGEMENT, LLC

By:	/s/ Judson Doherty
Name:	Judson Doherty
Title:	President

Exhibit (d)(xv)

Appendix A

ALPS/Stadion Core ETF Portfolio

ALPS/Stadion Tactical Growth Portfolio

Exhibit (d)(xv)

Appendix B

In consideration for the services to be performed under this Agreement, with respect to each Portfolio listed on Appendix A, the Sub-Adviser shall receive from the Investment Adviser from the management fee paid by the Trust to the Investment Adviser under the Investment Advisory Agreement (the “Management Fee”) an annual advisory fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of two-thirds of each respective Portfolio’s Management Fee.

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